Exhibit 3.1
Government of Puerto Rico
Department of State
Assistant Secretary of State for Services
San Juan, Puerto Rico
CERTIFICATION
     I, Eduardo Arosemena Muñoz, Assistant Secretary of State for Services of the Puerto Rico Department of State:
CERTIFY: That, on January 5, 2011 at 11:12 a.m., was filed a Statement Attached to the Certificate of Amendment of the Certificate of Incorporation After the Receipt of Payment of Capital of “First BanCorp”, 101,835; a profit corporation organized under the laws of Puerto Rico.
IN WINTNESS WHEREOF, the undersigned by virtue of the authority vested by law, hereby issues this certificate, in the City of San Juan today, January 5, 2011.
EDUARDO AROSEMENA MUÑOZ
Assistant Secretary of State for Services

Gobierno de Puerto Rico
Government of Puerto Rico
DEPARTAMENTO DE ESTADO
Department of State
CERTIFICADO DE ENMIENDA DEL CERTIFICADO DE INCORPORACIÓN
DESPUÉS DE RECIBIRSE PAGOS CON CARGO AL CAPITAL
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
AFTER THE RECEIPT OF PAYMENT OF CAPITAL
Registro número: 101835
Registration number:
PRIMERO: Qué en una reunión de la Junta de Directores de:
FIRST: That at a meeting of the Board of Directors of:
First BanCorp
debidamente convocada y celebrada, se adoptó una resolución en la cual consta una(s) enmienda(s) propuesta(s) al Certificado de Incorporación de dicha corporación, consignando la conveniencia de dichas(s) enmienda(s), y convocando una reunión de los accionistas de dicha corporación para la consideratión de la(s) misma(s) o instruyendo que la(s) enmienda(s) propuesta(s) se considere(n) en la próxima reunión anual de accionistas la resolución en la cual consta la(s) enmienda(s) propuesta(s) lee como sigue:
duty called and held, a resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment(s) reads, as follows:
RESUELVASE, que el Certificado de Incorporación de esta Corporación quede enmendado en su(s) Artículo(s) RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article(s) SIXTH para que éste/éstos lea(n) como sigue: so that it/they read(s) as follows:

Refer to Statement attached
SEGUNDO: Que posteriormente, conforme a la resolución de la Junta de Directores, se celebró una reunión extraordinaria o reunión anual, convocada y celebrada según el Artículo 7.12 de la Ley General de Corporaciones en la cual votaron a favor de la(s) enmienda(s) propuesta(s) la mayoría de las acciones de capital en circulación con derecho al voto y la mayoría de las acciones en circulación de oada clase con derecho al voto como clase.
SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting or annual meeting was called and held pursuant to Article 7.12 of the General Corporation Law of 1995, in which a majority of the capital stockholder with voting rights and the majority of the stockholders of each class with voting rights voted as a class in favor with voting rights and the majority of the stockholders of each class with voting rights voted as a class in thereof.
EN TESTIMONIO DE LO CUAL, Yo,                     , el suscribiente, siendo el oficial autorizado de la corporación, juro que los datos contenidos en este certificado son ciertos, hoy, día,                     del mes de                     . del año                    .
IN WITNESS WHEREOF, I, Lawrence Odell, the undersigned, being the authorized officer of the corporation, hereby swear that the facts herein stated in this certificate are true, this 5 day of January, 2011.

                       Oficial Autorizado
                        Authorized Officer
Cifra de Ingreso
   5133 — $8.00
  5134 — $12.00

FIRST BANCORP
REGISTRATION NO. 101835
STATEMENT ATTACHED TO THE CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION AFTER THE RECEIPT OF PAYMENT OF
CAPITAL
SIXTH
     The authorized capital of the Corporation shall be TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) represented by TWO BILLION (2,000,000,000) shares of common stock, TEN CENTS ($0.10) par value per share, and FIFTY MILLION (50,000,000) shares of Preferred Stock, ONE DOLLAR ($1.00) par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the further approval of shareholders, except as otherwise provided in this Article Sixth or to the extent that such approval is required by governing law, rule or regulations.
     No shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to officers, directors or controlling persons of the Corporation other than as part of a general public offering, unless their issuance or the plan (including stock option plans) under which they would be issued has been approved by a majority of the total votes to be cast at a legal meeting of stockholders.
     The board of directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in resolution or resolutions of the board of directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:
     (a) the designation of such series;
     (b) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;
     (c) whether the shares of such series shall be subject to redemption by the Corporation, and if made subject to such redemption, the terms and conditions of such redemption;
     (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     (e) whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;
     (f) the extent, if any, to which the holders of such shares shall be entitled to vote; provided however, that in no event, shall any holder of any series of preferred stock be entitled to more than vote for each such share;
     (g) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

     (h) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Corporation, which rights may be different in the case of voluntary dissolution.
     Effective as of 12:01 a.m. on January 7, 2011 (the “Effective Time”), every fifteen shares of Common Stock, par value $0.10 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock, par value $0.10 per share (“New Common Stock”); provided, however, that no fractional shares shall be issued. Stockholders who would otherwise be entitled to a fractional share will receive a cash payment in lieu of such fractional share.
     Any Stockholder who, immediately prior to the Effective Time, owns a number of shares of Old Common Stock which is not evenly divisible by fifteen shall, with respect to such fractional interest, be entitled to receive cash in lieu of any fractional share of New Common Stock in an amount equal to the Stockholder’s pro rata share of net proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s exchange agent of all fractional shares of New Common Stock otherwise issuable. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.